
                                                                             Exhibit 1

                             Energy East Corporation
                         Combined Condensed Balance Sheet
                              Giving Effect to the
                           Connecticut Energy Merger
                                At June 30, 1999
                              Actual and Pro Forma
                                  (Unaudited)


                                                                 Connecticut
                                         Energy     Connecticut  Energy Merger
                                         East       Energy       Pro Forma     Pro Forma
                                         Actual     Actual       Adjustments   Energy East
----------------------------------------------------------------------------------------------
                                                                 (Thousands)
Assets

Current Assets
 Cash and cash equivalents. . $1,291,845    $  5,966     ($218,140)(4)    $1,079,671
 Special deposits . . . . . .        911                                        911
 Accounts receivable, net . .    133,094      32,778                        165,872
 Other. . . . . . . . . . . .    173,816       9,894          -             183,710
                                      ----------    --------     ---------       ----------
   Total Current Assets . . .  1,599,666      48,638      (218,140)       1,430,164

Utility Plant, at Original Cost. .  4,129,975     415,728          -           4,545,703

 Less accumulated depreciation . .  1,983,423     145,411          -           2,128,834
                                      ----------    --------     ---------       ----------
   Net utility plant in service. .  2,146,552     270,317          -           2,416,869

 Construction work in progress . .      9,252       6,243          -              15,495
                                      ----------    --------     ---------       ----------
   Total Utility Plant. . . .  2,155,804     276,560          -           2,432,364

Other Property and Investments, Net . .     99,328       9,842          -             109,170

Regulatory Assets . . . . . .    249,033      81,392          -             330,425

Other Assets. . . . . . . . .     25,329      47,195         7,016(5)         79,540

Goodwill. . . . . . . . . . .       -           -          244,800(5)(6)(7)    244,800
                                      ----------    --------     ---------       ----------

   Total Assets . . . . . . . $4,129,160    $463,627      $ 33,676       $4,626,463
                                      ==========    ========     =========       ==========

The notes on pages 5 through 7 of this exhibit are an integral part of the pro forma combined condensed financial statements.

                             Energy East Corporation
                         Combined Condensed Balance Sheet
                              Giving Effect to the
                           Connecticut Energy Merger
                                At June 30, 1999
                              Actual and Pro Forma
                                  (Unaudited)

                                                                 Connecticut
                                         Energy     Connecticut  Energy Merger
                                         East       Energy       Pro Forma     Pro Forma
                                         Actual     Actual       Adjustments   Energy East
----------------------------------------------------------------------------------------------
Liabilities                                                      (Thousands)

Current Liabilities
 Current portion of long-term debt $    2,018    $  1,629          -         $    3,647
 Notes payable. . . . . . . .       -          4,150          -              4,150
 Taxes accrued. . . . . . . .    298,215      10,156          -            308,371
 Other. . . . . . . . . . . .    227,554      23,702       $ 4,500(7)       255,756
                                      ----------   ---------      --------      ----------
   Total Current Liabilities.    527,787      39,637         4,500         571,924

Regulatory Liabilities
  Other . . . . . . . . . . .    106,127       2,111          -            108,238
                                      ----------   ---------      --------      ----------
   Total Regulatory Liabilities. .    106,127       2,111          -            108,238

  Deferred income taxes . . .    215,920      74,923         2,456(8)       293,299
  Other . . . . . . . . . . .    321,349       6,990          -            328,339
  Long-term debt. . . . . . .  1,386,621     148,458          -          1,535,079
                                      ----------   ---------      --------      ----------
   Total liabilities. . . . .  2,557,804     272,119         6,956       2,836,879

Commitments . . . . . . . . .       -             88          -                 88
Preferred stock redeemable solely
   at the option of subsidiary . .     10,131        -             -             10,131
Preferred stock subject to mandatory
   redemption requirements. .     25,000        -             -             25,000
Common Stock Equity
 Common stock Energy East
  ($.01 par value, 300,000 shares
  authorized and 115,878 shares
  outstanding as of June 30, 1999)      1,174        -               83(9)         1,257
Common Stock Equity
 Common stock Connecticut Energy
  ($1 par value, 30,000 shares
  authorized and 10,388 shares
  outstanding as of June 30, 1999)       -         10,388       (10,388)(9)         -
Capital in excess of par value . .    819,960     123,715        94,342(9)     1,038,017
 Retained earnings. . . . . .    754,088      57,317       (57,317)        754,088
 Treasury stock, at cost (1,500
  shares at June 30, 1999). .    (38,997)       -             -            (38,997)
                                      ----------   ---------      --------      ----------
   Total Common Stock Equity.  1,536,225     191,420        26,720       1,754,365
                                      ----------   ---------      --------      ----------
   Total Liabilities and
     Shareholders' Equity . . $4,129,160    $463,627      $ 33,676      $4,626,463
                                     ===========   =========     =========     ===========

The notes on pages 5 through 7 of this exhibit are an integral part of the pro forma combined condensed  financial statements.

                             Energy East Corporation
                      Combined Condensed Statement of Income
                              Giving Effect to the
                           Connecticut Energy Merger
                       Twelve Months Ended June 30, 1999
                              Actual and Pro Forma
                                  (Unaudited)

                                                                 Connecticut
                                         Energy     Connecticut  Energy Merger
                                         East       Energy       Pro Forma     Pro Forma
                                         Actual     Actual       Adjustments   Energy East
----------------------------------------------------------------------------------------------
                                                 (Thousands, except per share amounts)

Operating Revenues
  Sales and services. . . . .   $2,475,995   $230,284       -           $2,706,279

Operating Expenses
  Fuel used in electric generation      199,842       -          -              199,842
  Electricity purchased . . .      776,077       -          -              776,077
  Natural gas purchased . . .      171,898    101,489       -              273,387
  Other operating expenses. .      353,538     51,803       -              405,341
  Maintenance . . . . . . . .       97,329      3,559       -              100,888
  Depreciation and amortization. .      688,102     17,714     $6,120(10)         711,936
  Other taxes . . . . . . . .      209,862     14,769       -              224,631
  Gain on sale of generation assets . .     (674,572)      -          -             (674,572)
  Write off of Nine Mile Point 2 .       69,930       -          -               69,930
                                       ----------   --------    --------       -----------
     Total Operating Expenses    1,892,006    189,334      6,120         2,087,460
                                       ----------   --------    --------       -----------
Operating Income. . . . . . .      583,989     40,950     (6,120)          618,819
Other Income and Deductions .       (7,888)    (1,125)      -               (9,013)
Merger-related expenses . . .         -         1,537       -                1,537
Interest Charges, Net . . . .      129,534     13,440       -              142,974
Preferred Stock Dividends of
  Subsidiary. . . . . . . . .        5,775       -          -                5,775
                                       ----------   --------    --------       -----------
Income Before Federal Income Taxes      456,568     27,098     (6,120)          477,546
Federal Income Taxes. . . . .      225,355      6,409       -              231,764
                                       ----------   --------    --------       -----------
Net Income. . . . . . . . . .   $  231,213   $ 20,689    ($6,120)       $  245,782
                                       ===========  =========   =========      ===========

Earnings Per Share, basic
     and diluted. . . . . . .        $1.88                                   $1.87

Average Common Shares Outstanding.      123,296                 8,310(11)         131,606








Per share amounts and number of average Energy East shares outstanding have been restated to reflect the two-for-one common stock split effective April 1, 1999.

The notes on pages 5 through 7 of this exhibit are an integral part of the pro forma combined condensed financial statements.


                             Energy East Corporation
                Combined Condensed Statement of Retained Earnings
                              Giving Effect to the
                           Connecticut Energy Merger
                       Twelve Months Ended June 30, 1999
                              Actual and Pro Forma
                                  (Unaudited)

                                                                 Connecticut
                                         Energy     Connecticut  Energy Merger
                                         East       Energy       Pro Forma     Pro Forma
                                         Actual     Actual       Adjustments   Energy East
----------------------------------------------------------------------------------------------
                                                                 (Thousands)

Balance, beginning of period.   $624,936    $51,098      ($51,098)     $624,936

Add net income. . . . . . . .    231,213     20,689       (20,689)      231,213

Deduct dividends on common stock .    102,061     13,862       (13,862)      102,061

Deduct change in unearned
  compensation and minimum
  pension liability . . . . .       -          (608)          608          -
                                      --------   ---------     ---------     ---------
Balance, end of period. . . .   $754,088    $57,317      ($57,317)     $754,088
                                      ========   =========     =========     =========





























The notes on pages 5 through 7 of this exhibit are an integral part of the pro forma combined condensed financial statements.

NOTES TO UNAUDITED PRO         FORMA
COMBINED CONDENSED FIN      ANCIAL STATEMENTS
GIVING EFFECT TO THE C  ONNECTICUT ENERGY MERGER

Note 1.  Unaudited Pro Forma Combined Condensed Financial
         Statements.

     The unaudited pro forma combined condensed financial statements as of and for the twelve months ended June 30, 1999, have been adjusted to give effect to the Connecticut Energy merger. The unaudited pro forma combined condensed financial statements reflect preliminary purchase accounting adjustments in compliance with generally accepted accounting principles. Estimates relating to the fair value of some assets, liabilities and other events have been made as more fully described below. Actual adjustments will be made on the basis of actual assets, liabilities and other items as of the closing date of the merger on the basis of appraisals and evaluations. Therefore, actual amounts may differ from those reflected below.

     The unaudited pro forma combined condensed balance sheet and statement of retained earnings assume that the merger occurred on June 30, 1999. The unaudited pro forma combined condensed statement of income for the twelve months ended June 30, 1999 assume that the merger was completed on July 1, 1998 and does not give effect to the sales of Energy East's coal-fired generation assets prior to when they occurred in March and May 1999 and the pending sale of Energy East's interest in nuclear generation assets.

     The pro forma combined condensed financial statements should be read in conjunction with the consolidated historical financial statements and the related notes of Energy East and Connecticut Energy, which are incorporated by reference. The pro forma statements are for illustrative purposes only. They are not necessarily indicative of the financial position or operating results that would have occurred had the sales and the mergers been completed on July 1, 1998 or June 30, 1999, as assumed above; nor is the information necessarily indicative of future financial position or operating results.

Note 2.  Accounting Method.

     The Connecticut Energy merger will be accounted for as an acquisition of Connecticut Energy by Energy East under the purchase method of accounting in accordance with generally accepted accounting principles. A portion of the purchase price will be allocated to nonutility assets and liabilities of Connecticut Energy based on their estimated fair market values at the date of acquisition. As a regulated utility, the assets and liabilities of The Southern Connecticut Gas Company will not be revalued. The difference between the purchase price, representing fair value, and the recorded amounts will be shown as goodwill on the balance sheet of Connecticut Energy.

Note 3.  Earnings Per Share and Average Shares Outstanding.

     The pro forma earnings per share and number of average shares outstanding have been restated to reflect Energy East s two-for-one common stock split, effective April 1, 1999, and the average number of shares that would have been outstanding if the merger occurred at the beginning of the periods presented assuming a conversion of half of the Connecticut Energy shares into 1.60 Energy East shares per Connecticut Energy share. The following table presents the range of shares that could be issued based on various potential conversion ratios under the merger agreement:

             Conversion ratio                 1.43    1.60   1.82
             Number of  shares (thousands)   7,427   8,310  9,453

Note 4.  Cash Consideration.

     Reflects the cash consideration paid to Connecticut Energy shareholders based on a purchase price per share of $42.00 for half of the shares outstanding.

Note 5.  Other Asset.

     Reflects the recognition of an other asset and reduction of goodwill for the estimated difference between Connecticut
Energy s pension and other postretirement benefit obligations and the fair value of the respective plan assets.

Note 6.  Goodwill.

     Reflects the recognition of an amount of goodwill equal to the excess of the estimated purchase price of $436.3 million over the estimated net fair value of the assets and liabilities of Connecticut Energy acquired of $191.4 million, plus estimated transaction costs of $4.5 million related to the merger, reduced by the estimated difference between Connecticut Energy s pension and other postretirement benefit obligations and the fair value of the respective plan assets.

Note 7.  Merger-Related Costs.

     Energy East and Connecticut Energy will incur direct expenses related to the merger, including accounting and consulting fees. The pro forma adjustments include an estimate for Energy East s merger-related costs of $4.5 million, which is included in goodwill. Connecticut Energy expects to incur approximately $6.9 million of merger-related costs, which it will expense as incurred. The actual amount of merger-related costs may differ from the amounts reflected in the unaudited pro forma combined condensed financial statements.

Note 8.  Income Taxes.

     Income taxes on the pro forma combined condensed income statement have been based on the statutory rate and adjusted for goodwill, which is not tax deductible, and depreciation that is accounted for differently for tax purposes.

Note 9.  Common Stock.

     Reflects the Energy East shares to be issued to Connecticut Energy shareholders in exchange for half of their Connecticut Energy shares, assuming a conversion ratio of 1.60 Energy East shares per Connecticut Energy share, and the purchase of half of their Connecticut Energy shares for cash.

Note 10.  Amortization of Goodwill.

     Represents the amortization of goodwill, for financial accounting purposes, over a 40-year period. The goodwill is not amortizable for tax purposes.

Note 11.  Energy East Shares Issued.

     Reflects the number of Energy East shares to be issued in the merger assuming a conversion of half of the Connecticut
Energy shares into 1.60 Energy East shares per Connecticut Energy share.